                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

______________________________________________________________________________

1.   Name and Address of Reporting Person*

Marino

Ronald

A

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   (Last)                           (First)             (Middle)

1000 Progress Place

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                                    (Street)

Concord

NC

28027

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   (City)                           (State)              (Zip)

_______________________________________________________________________________

2.   Date of Event Requiring Statement (Month/Date/Year)

November 25, 2002

_______________________________________________________________________________

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________

4.   Issuer Name and Ticker or Trading Symbol

CT Communications, Inc

_______________________________________________________________________________

5.   Relationship of Reporting Person to Issuer

     (Check all applicable)

[_]  Director                     [_]  10% Owner

[X]  Officer (give title below)   [_]  Other (specify below

VP Finance and Chief Accounting Officer

_______________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)

_______________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person

     [_]  Form filed by more than one Reporting Person

_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,

                             or Beneficially Owned

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


1.Title of Security	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4.Nature of Indirect Beneficial Ownership (Instr. 5)
CT Communications, Inc.	0	D



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction

     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)

(Form 3-07/99)

FORM 3 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================




1. Title of Deriv-ative Secur-ity (Instr. 4)	2.Date Exerciseable and Expiration Date (Month/Day/Year)		3.Title and Amount of Securities Underlying Derivative Securities (Instr. 4)		4 Conversion or Exercise Price of Derivative Security	5. Owner-Ship Form of Deriv-ative Secur-ity Direct (D) or In-Direct (I) (Instr.5)	11. Nature of Indirect Beneficial Owner-ship (Instr.5)
	Date Exer-cisable	Expira-tion Date	Title	Amount or Number of Shares



Explanation of Responses:

/s/Ronald A. Marino

11-22-2002

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      **Signature of Reporting Person                             Date

**     Intentional misstatements or omissions of facts constitute Federal

       Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

       If space provided is insufficient, see Instruction 6 for procedure.

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